Exhibit 99.1

SAIC Announces First Quarter of Fiscal Year 2025 Results

•Revenues of $1.85 billion; 0.4% organic growth; organic growth reflects impacts of divestitures
•Net income of $77 million; Adjusted EBITDA(1) of $166 million or 9.0% of revenues
•Diluted earnings per share of $1.48; Adjusted diluted earnings per share(1) of $1.92
•Cash flows provided by operating activities of $98 million; Transaction-adjusted free cash flow(1) of $21 million
•Net bookings of $2.6 billion; book-to-bill ratio of 1.4
•Company reaffirms Fiscal Year 2025 financial guidance

RESTON, VA, June 3, 2024—Science Applications International Corporation (Nasdaq: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the first quarter ended May 3, 2024.
“We reported solid financial results in the quarter as we began executing against our enterprise growth strategy introduced at SAIC's 2024 Investor Day,” said SAIC CEO Toni Townes-Whitley. "We are confident that the strategy and investments we are making best position the company to maximize long-term shareholder value. While we are seeing early indications of progress, we expect returns from our investments to further accelerate in FY26 and FY27."

First Quarter of Fiscal Year 2025: Summary Operating Results

	Three Months Ended
	May 3, 2024	Percent change		May 5, 2023
	(in millions, except per share amounts)
Revenues	$1,847	(9)%		$2,028
Operating income	131	(17)%		157
Operating income as a percentage of revenues	7.1%	-60	bps	7.7%
Adjusted operating income(1)	159	(12)%		181
Adjusted operating income as a percentage of revenues	8.6%	-30	bps	8.9%
Net income	77	(21)%		98
EBITDA(1)	167	(14)%		194
EBITDA as a percentage of revenues	9.0%	-60	bps	9.6%
Adjusted EBITDA(1)	166	(12)%		189
Adjusted EBITDA as a percentage of revenues	9.0%	-30	bps	9.3%
Diluted earnings per share	$1.48	(17)%		$1.79
Adjusted diluted earnings per share(1)	$1.92	(10)%		$2.14
Net cash provided by operating activities	$98	20%		$82
Free cash flow(1)	$13	(83)%		$76
Transaction-adjusted free cash flow(1)	$21	(72)%		$76

(1)Non-GAAP measure, see Schedule 6 for information about this measure.

First Quarter Summary Results
Revenues for the quarter decreased $181 million or 9% compared to the same period in the prior year primarily due to the sale of the logistics and supply chain management business ("Supply Chain Business") ($188 million) in the prior year and contract completions, partially offset by ramp up in volume on existing and new contracts. Adjusting for the impact of the divestiture of the Supply Chain Business, revenues grew 0.4%.
Operating income as a percentage of revenues decreased from the comparable prior year period primarily due to the sale of the Supply Chain Business in the prior year, a gain recognized from the deconsolidation of FSA in the prior year period, and contract completions, partially offset by ramp up in volume on existing and new contracts.
Adjusted EBITDA(1) as a percentage of revenues for the quarter decreased to 9.0% from 9.3% for the same period in the prior year primarily due to contract completions, partially offset by ramp up in volume on existing and new contracts.
Diluted earnings per share for the quarter was $1.48 compared to $1.79 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $1.92 compared to $2.14 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 52.1 million from 54.8 million during the prior year quarter.
Effective February 3, 2024, the first day of fiscal 2025, SAIC completed a business reorganization which replaced its previous two operating sectors with five customer facing business groups supported by the enterprise organizations, including the Innovation Factory. The five business groups represent SAIC's operating segments and have been aggregated into two reportable segments (Defense and Intelligence, and Civilian) given the similarity in economic and qualitative characteristics, and based on the nature of the customers they serve. See "Schedule 4 - Segment Operating Results" for reportable segment results.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the first quarter increased $16 million compared to the prior year quarter, primarily due to higher cash provided by the Master Accounts Receivable Purchase Agreement ("MARPA Facility") in the current year, partially offset by higher incentive-based compensation payments in the current year and other changes in working capital.
During the quarter, SAIC deployed $107 million of capital, consisting of $81 million of plan share repurchases, $20 million in cash dividends, and $6 million of capital expenditures.
Quarterly Dividend Declared
As previously announced, subsequent to quarter end, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on July 26, 2024 to stockholders of record on July 12, 2024. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
Backlog and Contract Awards
Net bookings for the quarter were approximately $2.6 billion, which reflects a book-to-bill ratio of 1.4 and a trailing twelve months book-to-bill ratio of 1.0. SAIC’s estimated backlog at the end of the quarter was approximately $23.6 billion. Of the total backlog amount, approximately $3.5 billion was funded.
Notable New Awards:
U.S. Space Force: During the quarter, SAIC was awarded a five-year (one year base, plus four, one-year option periods), $444 million contract to support Digital Transformation, Acquisition, Modernization and Modification (DTAMM) for the U.S. Space Force's Space Systems Command and Space Launch Deltas (SLDs) 30 and 45. SAIC will support the modernization of the space launch range instrumentation. The efforts will support an accelerated national launch cadence across the Eastern Range (ER) and Western Range (WR) including Cape Canaveral Space Force Station and Patrick Space Force Base in Florida and Vandenberg Space Force Base in California. Experts from SAIC and partners will collaborate to modernize antiquated instrumentation and processes to enable a faster and more integrated launch environment. SAIC remains at the forefront of national priorities to explore, secure and influence space by leveraging industry expertise and legacy in this domain. In addition to DTAMM, SAIC's work facilitates future unmanned spacecraft, earth science data-collecting satellites, space-ground systems for military joint all-domain command and control and more.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Office of the Under Secretary of Defense for Research and Engineering: During the quarter, SAIC was awarded a five-year (one year base, plus four, one-year option periods), approximately $90 million contract by the Office of the Under Secretary of Defense for Research and Engineering (OUSD(R&E)) to modernize business operations. Through this contract, SAIC will partner with OUSD(R&E) to modernize its policies and procedures through SAIC's data management, knowledge management and strategic planning capabilities. Enhancements will include an increase in data reuse and the reduction of internal organizational operational delivery times.
U.S. Navy: During the quarter, SAIC was awarded a five-year (one year base, plus four, one-year option periods), $92 million contract to provide professional support services in the areas of sustainment, engineering, test and evaluation, logistics, research and development, and ancillary facilities in direct support of Underseas Sensors Branches at the Naval Surface Warfare Center and Crane Division.
Special Operations Command: During the quarter, SAIC was awarded a significant modernization role on the recently awarded $2.8 billion SOCOM SITEC 3 EOM contract as part of Peraton's winning team. SAIC will support the SOCOM mission by contributing to the modernization and sustainment of the IT, networks and infrastructure to support their 80,000 users. SAIC will provide enterprise-wide IT services and the SOF Information Environment to support the SOF global battle space. The contract will impact core services for users in more than 80 countries.
Notable Recompete Awards:
National Aeronautics and Space Administration (NASA): During the quarter, SAIC was awarded a $494 million seven year (one year base, plus six, one-year option periods) single-award indefinite delivery, indefinite quantity (IDIQ) recompete contract by NASA to enable safe and reliable exploration of space through the Safety and Mission Assurance Engineering Contract III (SMAEC) program. Performing work at the Johnson Space Center in Houston, Texas and the White Sands Test Facility, N.M., SAIC will work on next-gen space missions like Orion, the lunar Gateway, the International Space Station and human space flight. Consistent with the Company’s policy, the Company included $350 million of the IDIQ ceiling in bookings and backlog which represents its current estimate of expected delivery on the contract.
U.S. Navy: During the quarter, SAIC was awarded a six-year (one year base, plus five, one-year option periods), approximately $120 million recompete to support the Navy's afloat and ashore wargaming and fleet readiness. This effort will support the Tactical Training Group Pacific (TTGP), Expeditionary Warfare Training Group Pacific (EWTGPAC), Carrier Strike Group 15 (CSG-15), and Commander, Naval Air Forces Pacific (CNAP) through professional technical services providing FST and LVC wargame development and execution, as well as SME classroom instruction in warfighting doctrine and TTPs utilizing government furnished training systems and facilities, both afloat and shore.
U.S. Space and Intelligence Community: During the quarter, SAIC was awarded approximately $706 million of contract awards by space and intelligence community organizations. These awards represent a combination of new business and recompetes.
Other Notable News:
SAIC launched a multi-year growth strategy at 2024 Investor Day and met with key analysts and shareholders to share the company’s new vision for strategic growth to increase its value for customers and stakeholders. SAIC has committed to growing the company through a phased approach that focuses on building the company's portfolio and go-to-market approach, enhancing the brand and further developing a winning culture.
SAIC appointed Srinivas “Srini” Attili as executive vice president, Civilian Business Group, effective May 6, 2024. In this role, Mr. Attili will report to Chief Executive Officer Toni Townes-Whitley and will further extend SAIC’s position as a leader across Civilian markets through innovation and revenue growth.
SAIC was recognized as a Leader in the IDC MarketScape: U.S. National Government Professional Security Services 2024 Vendor Assessment. The report highlights the evolving challenges in cybersecurity due to emerging technologies, expanding attack surfaces and a significant shortage of skilled cybersecurity professionals. SAIC's Trust ResilienceTM cybersecurity solution provides the most advanced commercial technology to address security gaps and deliver cybersecurity across any enterprise. It aligns to all major zero trust governance models, reduces cyber risks, prevents system disruptions and guards against data loss.

Fiscal Year 2025 Guidance
Management reaffirms fiscal year 2025 guidance which represents the Company's views as of June 3, 2024.

Fiscal Year
2025 Guidance
Revenue	$7.35B - $7.50B
Adjusted EBITDA(1)	$680M - $700M
Adjusted EBITDA Margin(1)	9.2% - 9.4%
Adjusted Diluted EPS(1)	$8.00 - $8.20
Free Cash Flow(1)	$490M - $510M
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10:00 a.m. Eastern time on June 3, 2024. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator focused on advancing the power of technology and innovation to serve and protect our world. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in mission IT, enterprise IT, engineering services and professional services. We integrate emerging technology, rapidly and securely, into mission critical operations that modernize and enable critical national imperatives.
We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. SAIC is an Equal Opportunity Employer, fostering a culture of diversity, equity and inclusion, which is core to our values and important to attract and retain exceptional talent. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.4 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Joe DeNardi, +1.703.488.8528, joseph.w.denardi@saic.com
Media: Thais Hanson, +1.703.676.8215, publicrelations@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS, adjusted EBITDA margin to GAAP net income or transaction-adjusted free cash flow and free cash flow to GAAP net cash flows from operating activities due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate net income and cash flows from operating activities may vary significantly based on actual events, the Company is not able to forecast GAAP diluted EPS, GAAP net income or GAAP net cash flows from operating activities with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	May 3, 2024	May 5, 2023
	(in millions, except per share amounts)
Revenues	$1,847	$2,028
Cost of revenues	1,634	1,793
Selling, general and administrative expenses	85	84
(Gain) loss on divestitures, net of transaction costs	—	(6)
Other operating (income) expense	(3)	—
Operating income	131	157
Interest expense, net	34	32
Other (income) expense, net	2	2
Income before income taxes	95	123
Provision for income taxes	(18)	(25)
Net income	$77	$98
Weighted-average number of shares outstanding:
Basic	51.6	54.3
Diluted	52.1	54.8
Earnings per share:
Basic	$1.49	$1.80
Diluted	$1.48	$1.79

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 3, 2024	February 2, 2024
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$49	$94
Receivables, net	934	914
Prepaid expenses and other current assets	108	123
Total current assets	1,091	1,131
Goodwill	2,851	2,851
Intangible assets, net	865	894
Property, plant, and equipment, net	93	91
Operating lease right of use assets	148	152
Other assets	202	195
Total assets	$5,250	$5,314
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$648	$567
Accrued payroll and employee benefits	287	370
Other accrued liabilities	129	144
Long-term debt, current portion	90	77
Total current liabilities	1,154	1,158
Long-term debt, net of current portion	1,993	2,022
Operating lease liabilities	136	147
Deferred income taxes	29	28
Other long-term liabilities	179	174
Equity:
Total stockholders' equity	1,759	1,785
Total liabilities and stockholders' equity	$5,250	$5,314

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	May 3, 2024	May 5, 2023
	(in millions)
Cash flows from operating activities:
Net income	$77	$98
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35	36
Deferred income taxes	—	(6)
Stock-based compensation expense	13	12
(Gain) loss on divestitures	—	(7)
Other	(1)	(1)
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of divestitures:
Receivables	(20)	(127)
Prepaid expenses and other current assets	15	4
Other assets	—	4
Accounts payable and accrued liabilities	60	113
Accrued payroll and employee benefits	(83)	(43)
Operating lease assets and liabilities, net	(3)	(3)
Other long-term liabilities	5	2
Net cash provided by operating activities	98	82
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(6)	(6)
Purchases of marketable securities	(4)	(3)
Sales of marketable securities	4	1
Proceeds from assets held for sale	—	355
Cash divested upon deconsolidation of joint venture	—	(8)
Other	(1)	(3)
Net cash (used in) provided by investing activities	(7)	336
Cash flows from financing activities:
Dividend payments to stockholders	(20)	(21)
Principal payments on borrowings	(310)	(160)
Issuances of stock	4	4
Stock repurchased and retired or withheld for taxes on equity awards	(103)	(88)
Proceeds from borrowings	293	160
Net cash used in financing activities	(136)	(105)
Net (decrease) increase in cash, cash equivalents and restricted cash	(45)	313
Cash, cash equivalents and restricted cash at beginning of period	103	118
Cash, cash equivalents and restricted cash at end of period	$58	$431

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
SEGMENT OPERATING RESULTS
(Unaudited)

	Three Months Ended
	May 3, 2024	May 5, 2023
	(in millions)
Revenues
Defense and Intelligence	$1,436	$1,597
Civilian	411	431
Total revenues	$1,847	$2,028

Operating income (loss)
Defense and Intelligence	$107	$124
Civilian	34	42
Corporate	(10)	(9)
Total operating income	$131	$157

Operating income margin
Defense and Intelligence	7.5%	7.8%
Civilian	8.3%	9.7%
Total operating income margin	7.1%	7.7%
First Quarter Defense and Intelligence Results
Revenues for the quarter decreased $161 million or 10% compared to the same period in the prior year primarily due the sale of the Supply Chain Business ($188 million) in the prior year, and contract completions. This was partially offset by ramp up in volume on existing and new contracts. Adjusting for the impact of the divestiture, revenues grew 1.9%.
Operating income and adjusted operating income(1) as a percentage of revenues decreased from the comparable prior year period primarily due to the sale of the Supply Chain Business in the prior year.
First Quarter Civilian Results
Revenues for the quarter decreased $20 million or 5% compared to the same period in the prior year primarily due to reduced volume partially offset by new contracts.
Operating income and adjusted operating income(1) as a percentage of revenues decreased from the comparable prior year period primarily due to reduced volume.
First Quarter Corporate Results
Operating loss and adjusted operating loss(1) for the quarter increased $1 million from the comparable prior year period primarily due to the gain recognized from the deconsolidation of FSA in the prior year period, partially offset by lower selling, general and administrative expenses.

(1)Non-GAAP measure, see Schedule 6 for information about this measure.

    Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	May 3, 2024			February 2, 2024
	Defense and Intelligence	Civilian	Total SAIC	Defense and Intelligence	Civilian	Total SAIC
	(in millions)
Funded backlog	$2,629	$839	$3,468	$2,707	$832	$3,539
Negotiated unfunded backlog	17,226	2,870	20,096	16,316	2,908	19,224
Total backlog	$19,855	$3,709	$23,564	$19,023	$3,740	$22,763
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.

Schedule 6:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA and Adjusted EBITDA

	Three Months Ended
	May 3, 2024	May 5, 2023
	(in millions)
Revenues	$1,847	$2,028
Net income	$77	$98
Interest expense, net and loss on sale of receivables	37	35
Provision for income taxes	18	25
Depreciation and amortization	35	36
EBITDA(1)	167	194
EBITDA as a percentage of revenues	9.0%	9.6%
Acquisition and integration costs	(2)	—
Restructuring and impairment costs	2	1
Recovery of acquisition and integration costs and restructuring and impairment costs	(1)	—
(Gain) loss on divestitures, net of transaction costs	—	(6)
Adjusted EBITDA(1)	$166	$189
Adjusted EBITDA as a percentage of revenues	9.0%	9.3%
EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. The (gain) loss on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Operating Income

	Three Months Ended May 3, 2024
	(dollars in millions)
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$107	$—	$—	$—	$17	$124	8.6%
Civilian	34	—	—	—	12	46	11.2%
Corporate	(10)	(2)	2	(1)	—	(11)	NM
Total	$131	$(2)	$2	$(1)	$29	$159	8.6%

	Three Months Ended May 5, 2023
	(dollars in millions)
	As Reported	Restructuring and impairment costs	Amortization of intangible assets	(Gain) loss on divestitures, net of transaction costs	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$124	$—	$17	$—	$141	8.8%
Civilian	42	—	12	—	54	12.5%
Corporate	(9)	1	—	(6)	(14)	NM
Total	$157	$1	$29	$(6)	$181	8.9%
Adjusted operating income is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted operating income also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. The (gain) loss on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company. All adjustments to operating income for the periods presented were associated with Corporate costs and initiatives.

(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended May 3, 2024
	(dollars in millions)
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)
Income before income taxes	$95	$(2)	$2	$(1)	$29	$123
Provision for income taxes	(18)	—	—	—	(5)	(23)
Net income	$77	$(2)	$2	$(1)	$24	$100

Diluted EPS	$1.48	$(0.04)	$0.04	$(0.02)	$0.46	$1.92

	Three Months Ended May 5, 2023
	(dollars in millions)
	As Reported	Restructuring and impairment costs	Amortization of intangible assets	(Gain) loss on divestitures, net of transaction costs	Non-GAAP results(1)
Income before income taxes	$123	$1	$29	$(6)	$147
Provision for income taxes	(25)	—	(6)	1	(30)
Net income	$98	$1	$23	$(5)	$117

Diluted EPS	$1.79	$0.02	$0.42	$(0.09)	$2.14
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. The (gain) on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow and Transaction-Adjusted Free Cash Flow

	Three Months Ended
	May 3, 2024	May 5, 2023
	(in millions)
Net cash provided by operating activities	$98	$82
Expenditures for property, plant, and equipment	(6)	(6)
Cash provided by MARPA Facility	(79)	—
Free cash flow(1)	$13	$76
L&SCM divestiture transition services	8	—
Transaction-adjusted free cash flow(1)	$21	$76

FY25 Guidance
(in millions)
Net cash provided by operating activities	$520 to $540
Expenditures for property, plant, and equipment	Approximately $30
Free cash flow(1)	$490 to $510
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. Transaction-adjusted free cash flow excludes cash taxes, transaction fees, and other costs related to the divestiture of the logistics and supply chain management business from free cash flow as previously defined. We believe that free cash flow and transaction-adjusted free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present similar non-GAAP liquidity measures. These measures should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.

Exhibit 99.2

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
UNAUDITED HISTORICAL FINANCIAL MEASURES

Background
Effective February 3, 2024, the first day of fiscal 2025, SAIC completed a business reorganization which replaced its previous two operating sectors with five customer facing business groups supported by the enterprise organizations, including the Innovation Factory. The five business groups represent SAIC's operating segments and have been aggregated into two reportable segments (Defense and Intelligence, and Civilian) given the similarity in economic and qualitative characteristics, and based on the nature of the customers they serve.
The Defense and Intelligence segment provides a diverse portfolio of national security solutions to the defense and intelligence departments and agencies of the United States Government.
The Civilian segment provides solutions to the civilian markets, encompassing federal, state, and local governments, in order to deliver services for citizen well-being and protecting lives. This includes integrating solutions into a spectrum of public service missions that impact travel, trade, health and the economy.
We have prepared unaudited historical consolidated financial information based on the new reporting structure set forth below, which includes certain non-GAAP measures. Management believes that these non-GAAP measures provide another representation of the results of operations and financial condition.
Unaudited Historical Financial Measures
The following table presents revenues for fiscal 2024 and twelve months ended fiscal 2023 under the new segment structure (in millions):

	Three Months Ended				Twelve Months Ended
	May 5, 2023	August 4, 2023	November 3, 2023	February 2, 2024	February 2, 2024	February 3, 2023
Defense and Intelligence	$1,597	$1,389	$1,479	$1,352	$5,817	$5,876
Civilian	431	395	416	385	1,627	1,828
Total	$2,028	$1,784	$1,895	$1,737	$7,444	$7,704

The following table presents operating income for fiscal 2024 and twelve months ended fiscal 2023 under the new segment structure (in millions):

	Three Months Ended				Twelve Months Ended
	May 5, 2023	August 4, 2023	November 3, 2023	February 2, 2024	February 2, 2024	February 3, 2023
Defense and Intelligence	$124	$106	$106	$100	$436	$438
Civilian	42	43	54	19	158	167
Corporate	(9)	213	(17)	(40)	147	(104)
Total	$157	$362	$143	$79	$741	$501

Operating income margin
Defense and Intelligence	7.8%	7.6%	7.2%	7.4%	7.5%	7.5%
Civilian	9.7%	10.9%	13.0%	4.9%	9.7%	9.1%
Total operating income margin	7.7%	20.3%	7.5%	4.5%	10.0%	6.5%

The following tables present the reconciliation of operating income by reportable segment to non-GAAP operating income for fiscal 2024 and twelve months ended fiscal 2023 under the new segment structure (in millions):

	Three Months Ended May 5, 2023
	GAAP results	Restructuring and impairment costs	Amortization of intangible assets	(Gain) loss on divestitures, net of transaction costs	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$124	$—	$17	$—	$141	8.8%
Civilian	42	—	12	—	54	12.5%
Corporate	(9)	1	—	(6)	(14)	NM
Total	$157	$1	$29	$(6)	$181	8.9%

	Three Months Ended August 4, 2023
	GAAP results	Acquisition and integration costs	Restructuring and impairment costs	Amortization of intangible assets	(Gain) loss on divestitures, net of transaction costs	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$106	$—	$—	$17	$—	$123	8.9%
Civilian	43	—	—	12	—	55	13.9%
Corporate	213	1	5	—	(234)	(15)	NM
Total	$362	$1	$5	$29	$(234)	$163	9.1%

	Three Months Ended November 3, 2023
	GAAP results	Restructuring and impairment costs	Recovery of restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$106	$—	$—	$16	$122	8.2%
Civilian	54	—	—	12	66	15.9%
Corporate	(17)	2	(1)	—	(16)	NM
Total	$143	$2	$(1)	$28	$172	9.1%

	Three Months Ended February 2, 2024
	GAAP results	Restructuring and impairment costs	Recovery of restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$100	$—	$—	$17	$117	8.7%
Civilian	19	—	—	12	31	8.1%
Corporate	(40)	15	(5)	—	(30)	NM
Total	$79	$15	$(5)	$29	$118	6.8%

(1)Non-GAAP measure, see Schedule 6 for information about this measure.

	Twelve Months Ended February 2, 2024
	GAAP results	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	(Gain) loss on divestitures, net of transaction costs	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$436	$—	$—	$—	$67	$—	$503	8.6%
Civilian	158	—	—	—	48	—	206	12.7%
Corporate	147	1	23	(6)	—	(240)	(75)	NM
Total	$741	$1	$23	$(6)	$115	$(240)	$634	8.5%

	Twelve Months Ended February 3, 2023
	GAAP results	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$438	$—	$—	$—	$69	$507	8.6%
Civilian	167	—	—	—	56	223	12.2%
Corporate	(104)	13	24	(12)	—	(79)	NM
Total	$501	$13	$24	$(12)	$125	$651	8.5%

(1)Non-GAAP measure, see Schedule 6 for information about this measure.